UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 31, 2011
Date of Report – (Date of earliest event reported)

CHINA GENGSHENG MINERALS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34649	91-0541437
(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification No.)
Incorporation)

No. 88 Gengsheng Road,
Dayugou Town, Gongyi, Henan,
People's Republic of China
(Address of Principal Executive Offices)

451271
(Zip Code)

(86) 371-64059818
Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2011, China GengSheng Minerals, Inc. (the “Company” or “GengSheng”) entered into a subscription agreement (the “Agreement”) with Yili Yiqiang Silicon Company (the “Silicon”) and Silicon’s two shareholders: Zhi Zhang and Yongbin Hou.

Under the Agreement, GengSheng, Zhi Zhang and Yongbin Hou agree to increase the registered capital of the Silicon by RMB 3.25 million from RMB 10.00 million to 13.25 million. Of the RMB 13.25 million of the registered capital, 3.25 million is held by GengSheng, accounting for 24.5% of the total registered capital; RMB 9.5 and 0.5 million are held by Zhi Zhang and Yongbin Hou, accounting for 71.7% and 3.8%, respectively, of the total registered capital. All parties also agree that GengSheng invests RMB 15 million in the Silicon and the difference between the GengSheng’s investment of 15 million and the registered capital shall be the capital reserve of the Silicon.

Under the Agreement, the parties agree that GengSheng and its designated company shall have unconditional priority in using products manufactured by the Silicon, provided that GengSheng and its designated company make advance payment as agreed. The Agreement is expected to ensure the supply of the raw material silicon from the Silicon to GengSheng.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed with this report:

Exhibit
Number	Description

99.1	Subscription Agreement dated March 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA GENGSHENG MINERALS, INC.
Dated: April 6, 2011	By:	/s/Shunqing Zhang
Name: Shunqing Zhang
Title: Chief Executive Officer